Exhibit 1

Beneficial Ownership	Denotes Third Party	Quantity	Transaction Date	Trade Amount	Price per Share (including commission)

Relational Investors XI, L.P.		57,095.00	11/1/2004	$954,845.36	$16.72
Relational Investors X, L.P.		117,905.00	11/1/2004	$1,971,819.64	$16.72
Relational Investors XI, L.P.		61,141.00	11/2/2004	$980,518.22	$16.04
Relational Investors X, L.P.		126,259.00	11/2/2004	$2,024,815.58	$16.04
Relational Investors, L.P.		500,000.00	12/9/2004	$8,329,650.00	$16.66
Relational Investors, L.P.		386,800.00	12/10/2004	$6,488,724.72	$16.78